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Monday October 15, 9:02 am
Eastern Time               -----------------------------------------------------

Press Release

SOURCE: IFX Corporation

IFX Corp. Secures $7 Million Additional Funding From
UBS Capital Americas

MIAMI, Oct. 15 /PRNewswire/ -- IFX Corporation (Nasdaq: FUTR - news), ("IFX") (www.ifxcorp. com) anounced today that UBS Capital Americas III, L.P. and affiliates (collectively, "UBS Capital Americas") have agreed to invest an additional $7 million of cash and surrender 1.5 million shares of IFX common stock currently held by UBS in exchange for approximately 3.8 million shares of newly issued IFX Series C Convertible Preferred Stocl. The UBS Capital Americas investment in IFX is expected to close promtly following IFX's annual meeting (which is expected to occur on or before December 10, 2001) and the completion of other customary closing conditions. UBS Capital Americas and certain other shareholders of IFX (together constituting a majority of the outstanding shares) have entered into an agreement obligating them to vote in favor of this transaction. In addition, this transaction has already been approved by the Board of Directors of IFX. This investment will cause the conversion ratio of the approximately 2 million shares of Series A Preferred Stock held by UBS Capital Americas to be adjusted so that each share of Series A Preferred Stock will be convertible into approximately 4.1 shares of IFX common stock, rather than 3.52 shares of IFX common stock as currently provided. This investment will also cause the conversion ratio of the approximately 4.4 million shares of Series B Preferred Stock held by UBS Capital Americas to be adjusted so that each shares of Series B Preferred Stock will be convertible into approximately
1.167 shares of IFX common stock, rather than 1 share of IFX common stock as originally provided. The terms of both the Series A and B preferred shares will be amended to add the same limited participation feature as in the Series C Preferred Stock. As part of this transaction, IFX will also provide UBS Capital Americas with the ability to exchange its equity investment in Tutopia.com, Inc. (in which IFX holds a minority investment) for additional shares of IFX preferred stock within one year of closing. After the purchase of the Series C Preferred Stock, UBS Capital will own approximately 57% percent of IFX shares (assuming conversion of all IFX convertible preferred stock into IFX common stock) and will be entitled to appoint a majority of the IFX Board of Directors.

Each share of Series C Preferred Stock will initially be convertible into one share of IFX common stock. The Series C Preferred Stock carries a liquidation preference of $3.00 per share and will also participate with the IFX common stock after UBS Capital Americas receives its liquidation preference and accrued dividends, provided that the maximum amount which can be received with respect to the Series C Preferred Stock after taking into account the participation feature is limited to 3-1/2 times the sum of the Series C Preferred Stock liquidation preference and accured dividends.

After the close of this UBS Capital Americas investment, IFX would have approximately 30 million shares of common stock outstanding if all of IFX's convertible preferred stock were converted into common stock.

About IFX Networks ("IFX")

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IFX Corporation ("IFX") (Nasdaq: FUTR - news; www.ifxcorp.com) is a continent-wide Network Service Provider (NSP). Under the IFX Networks (www.ifxnetorks.com) brand name, IFX provides network connectivity and a broad range of value-added services to corporate customers in Latin America. Based in Miami, IFX Networks -- a wholly owned subsidiary of IFX, provides, full-service, tailored tunrkey network access solutions. Its complete Product Services Portfolio includes IFX Dedicated Connectivity (IFX International Private Line
(IPL), IFX private ATM, IFX Clear Channel IP, and IFX Dedicated IP), IFX Dial-up Services (Wholesale Dial-up and Corporate Dial-up), IFX Co- location (Managed Co-location and Basic Co-location), IFX Web Hosting, and Value Added Services (VPN Services; IFX CPE VPN and IFX Network VPN, IFX Profe3ssional Consulting Services, and IFX Managed Network Services), all with 24x7 technical assistance*. Its expansive pan-regional network, advanced technology, and superior quality of service from experienced regional and local management teams in 13 Latin American countries and the United States, make IFX the ideal choice of demanding customers. Not available in all markets.

UBS Capital Americas is an indepdent private equity investment firm with in excess of $2.5 billion of capital under management. It currently manages UBS Capital Americas II, a $1.0 billion fund dedicated to North America, and UBS Capital Americas III, a $500 million fund dedicated to Latin America. Both funds focus on growth companies in a variety of industries including telecommunications, Internet and technology. UBS Capital Americas is headquartered in New York City, with offices in Buenos Aires, Argentina and Sao Paulo, Brazil.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to IFX's business development efforts, the intention of UBS Capital Americas to invest in IFX preferred stock, and the growth of IFX's customer base, which reflect IFX's current views with respect to future events and financial performance. Such statements are subject to certain risks and uncertainties that could cuase actual events or results to differ materially from those indicated from such forward-looking statements. The potential risk factors include IFX's limited operating history and experience in the Internet network business, IFX's ability to attract significant additional financing, anticipated operational losses and negative cash flow, and risks associated with international expansion. Additional risk factors are set forth in IFX's reports and documents filed with the Securities and Exchange Commission.

 . For more information:
 . IFX Corporation
 . Marisa Weinstock
 . Director, Marketing & Public Relations
 . Tel: (305) 512-1108
 . Fax: (305) 512-4220
 . E mail: mweinstock@ifxcorp.com